UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2021

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact Name of Registrant as Specified in its Charter)

Not Applicable	033-80655	06-1436334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of Principal Executive Offices)	(Zip Code)

(860) 862-8000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2021, the Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment (the “Company”) announced certain changes to its senior executive leadership team.

Effective March 31, 2021, President and Chief Executive Officer Mario Kontomerkos will step down from his role with the Company, and Chief Operating Officer Ray Pineault will step in as Interim Chief Executive Officer of the Company (pending necessary regulatory approvals). Mr. Pineault has over 20 years of experience with the Company, most recently as Chief Operating Officer since July 2020. He also served as Regional President of the Company and President and General Manager of the brand’s flagship property, Mohegan Sun in Connecticut.

Also on March 17, 2021, the Company announced that Carol K. Anderson has joined the Company as its Chief Financial Officer. Ms. Anderson, age 46, previously held positions of increasing responsibility at Scientific Games Corporation, a global leader in the gaming and lottery industries. Ms. Anderson began her career at Scientific Games in July 2015 as Vice President - Associate General Counsel, Corporate Securities and moved to the position of Vice President - Corporate Treasury and Associate General Counsel in April 2017, and then Senior Vice President - Treasury, Capital Markets and Associate General Counsel in March 2019. Prior to her time at Scientific Games, Ms. Anderson worked as a Project Manager for Williams and Associates, PC from July 2011 to June 2015, as an Associate in the Business Transactions and Gaming Groups at Lewis Roca Rothgerber Christie LLP from January 2009 to June 2010, as an Associate in the Capital Markets Department at Latham & Watkins LLP from September 2006 to September of 2008, and as Vice President in the Investment Banking Division (Leveraged Finance) at Lehman Brothers from February 2005 to June 2006. Ms. Anderson began her career as an Associate with Weil, Gotshal & Manges LLP, from September 2000 to February 2005.

In connection with her appointment as Chief Financial Officer of the Company, Ms. Anderson entered into an employment agreement, effective March 15, 2021. The agreement provides for a base annual salary of $600,000 and a sign-on payment in the amount of $175,000, and Ms. Anderson will be entitled to participate in the Company’s incentive compensation program, payable at the discretion of the Management Board of the Company. The agreement is subject to automatic renewals for additional one-year terms unless either party provides notice, at least six months prior to the end of the initial three-year term or any renewal terms, of an intention not to renew or otherwise terminate the agreement. The agreement provides that if Ms. Anderson is terminated for cause, as defined under her agreement, or if Ms. Anderson voluntarily terminates her employment, she will not be entitled to any further compensation from and after the termination date. If Ms. Anderson is terminated other than for cause, she will be entitled, among other things, to receive her base annual salary from the termination date through 12 months from the termination date.

The foregoing description of Ms. Anderson’s employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

On March 17, 2021, the Company issued a press release announcing the changes in the Company’s senior executive leadership team and the appointment of Ms. Anderson as Chief Financial Officer of the Company as described in this Item 5.02, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The press release and related information also may be found on the Company’s website at www.mohegangaming.com, under the “News” section.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as part of this report:

10.1	Employment agreement, effective March 15, 2021, by and between the Mohegan Tribal Gaming Authority and Carol K. Anderson

99.1	Press release of Mohegan Gaming & Entertainment dated March 17, 2021

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2021	MOHEGAN TRIBAL GAMING AUTHORITY D/B/A MOHEGAN GAMING & ENTERTAINMENT

	By:	/s/ Ralph James Gessner Jr.
	Name:	Ralph James Gessner, Jr.
	Title:	Chairman, Management Board

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